EXHIBIT 99.1

JOINT ACQUISITION STATEMENT
PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements.  The undersigned acknowledge that each shall be responsible for the filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated: February 14, 2018

ZACHARY J. SCHREIBER, individually; as managing member of PointState GP, as general partner of PointState, as managing member of Pointstate Argentum LLC; and as managing member of PointState Holdings LLC, as managing member of PointArgentum Holdings LLC, as general partner of PointArgentum.

By:	/s/ Zachary J. Schreiber
Name:	Zachary J. Schreiber